                                   EXHIBIT 2.1







                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                        ENERGY RECOVERY RESOURCES, INC.,
                                   TEI, INC.,
                           PINNACLE GLOBAL GROUP, INC.

                                       AND

               U.S. FILTER RECOVERY SERVICES (MID-ATLANTIC), INC.




                                      DATED

                                  JULY 13, 2000

                                LIST OF SCHEDULES

Schedule 1.1P     --       Permitted Encumbrances
Schedule 2.1      --       Purchased Assets
Schedule 2.11     --       Allocation of Purchase Price
Schedule 3.4      --       Certain Consents
Schedule 3.6      --       Undisclosed Liabilities
Schedule 3.8      --       Taxes
Schedule 3.10     --       Receivables
Schedule 3.11     --       Condition of Assets; Title
Schedule 3.12     --       Litigation
Schedule 3.13     --       Contracts; Compliance
Schedule 3.13(b)  --       Work in Progress
Schedule 3.14     --       Permits
Schedule 3.15     --       Real Property
Schedule 3.16     --       Transactions with Related Parties
Schedule 3.18     --       Product Liabilities; Warranties
Schedule 3.19     --       Insurance
Schedule 3.20     --       Intellectual Property Rights
Schedule 3.21     --       Employee Benefit Plans
Schedule 3.22     --       Environmental Matters
Schedule 3.23     --       Customer Relations
Schedule 7.4      --       Service Items


                                LIST OF EXHIBITS

Exhibit A         --       Financial Statements of the Company as of March 31,
                           2000
Exhibit B         --       Form of Opinion of Hunton & Williams, counsel to
                           Shareholder and the Company

                                            Asset Purchase Agreement (the
                                            "AGREEMENT"), dated as of the 13 day
                                            of July 2000, by and among U.S.
                                            FILTER RECOVERY SERVICES
                                            (MID-ATLANTIC), INC., a Delaware
                                            corporation ("BUYER"), ENERGY
                                            RECOVERY RESOURCES, INC., a Delaware
                                            corporation (the "COMPANY"), TEI,
                                            INC., a Delaware corporation and the
                                            sole shareholder of the Company
                                            ("TEI"), and PINNACLE GLOBAL GROUP,
                                            INC., a Texas corporation
                                            ("Pinnacle," and together with TEI
                                            hereinafter referred to as
                                            "Shareholder").

         The Company owns all of the assets used in the Business (as defined below), and the Company desires to sell and assign to Buyer, and Buyer desires to purchase and assume from the Company, substantially all of the assets of the Company, on the terms and subject to the conditions set forth below. In consideration of the representations, warranties, covenants and agreements contained herein, Buyer, Shareholder and the Company, each intending to be legally bound hereby, agree as set forth below.

                                    ARTICLE I
                            DEFINITIONS; CONSTRUCTION

         1.1 DEFINITIONS. As used in this Agreement, the following terms have the meanings specified in this SECTION 1.1. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

         "AAA" has the meaning given that term in SECTION 8.8.

         "ADJUSTED CLOSING BALANCE SHEET" has the meaning given that term in
SECTION 2.9(a).

         "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

          "AGREEMENT" means this Asset Purchase Agreement, as it may be amended from time to time.

         "ASSUMED LIABILITIES" has the meaning given that term in SECTION 2.3.

         "BENEFIT PLAN" has the meaning given that term in SECTION 3.21(a).

         "BUSINESS" means the hydrocarbon transportation, processing and recycling business as conducted by the Company.

         "BUYER" means U.S. Filter Recovery Services (Mid-Atlantic), Inc., a Delaware corporation.

         "BUYER DAMAGES" has the meaning given that term in SECTION 7.2.

         "BUYER INDEMNITEES" has the meaning given that term in SECTION 7.2.

         "CERCLIS" means the United States Comprehensive Environmental Response Compensation Liability Information System List pursuant to Superfund.

         "CLOSING" has the meaning given that term in SECTION 2.6.

         "CLOSING DATE" has the meaning given that term in SECTION 2.6.

         "CODE" means the United States Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

         "COMPANY" means Energy Recovery Resources, Inc., a Delaware corporation, and any and all Subsidiaries thereof.

         "COMPANY PLAN" has the meaning given that term in SECTION 3.21(a).

         "CONTRACT" and "CONTRACTS" have the respective meanings given those terms in SECTION 3.13.

         "DAMAGES" means Buyer Damages or Shareholder Damages, as the case may be.

         "ENCUMBRANCE" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.

         "ENVIRONMENTAL LAW" means any applicable Law relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories.

         "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

         "FASB" means the United States Financial Accounting Standards Board or its successor.

         "FINAL CLOSING BALANCE SHEET" has the meaning given that term in
SECTION 2.9(d).

         "FINANCIAL STATEMENTS" has the meaning given that term in SECTION
3.5(b).

         "GAAP" means United States generally accepted accounting principles in effect for the relevant time period; provided that, in accordance with GAAP, the fixed assets of the Company have not been depreciated on the Financial Statements since December 31, 1998.

         "GOVERNING DOCUMENTS" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organizational or governing documents or instruments of such Person.

         "GOVERNMENTAL BODY" means any court, government department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality, whether federal, state, local or foreign.

         "HOLDBACK PERIOD" has the meaning given that term in SECTION 7.7.

         "INDEMNIFIED PARTY" has the meaning given that term in SECTION 7.5.

         "INDEMNIFYING PARTY" has the meaning given that term in SECTION 7.5.

         "INTELLECTUAL PROPERTY" has the meaning given that term in SECTION
3.20.

         "IRS" means the United States Internal Revenue Service.

         "LAW" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation or order of any kind or nature whatsoever including any public policy, judgment or order of any Governmental Body or principle of common law.

         "LIABILITIES" means, with respect to any Person, all debts, liabilities and obligations of such Person of any nature or kind whatsoever, whether due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent, whether or not incurred directly by such Person or by any predecessor of such Person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

         "LITIGATION" has the meaning given that term in SECTION 3.12.

         "NET BOOK VALUE ADJUSTMENT" has the meaning given that term in
SECTION 2.8.

         "NET WORKING CAPITAL ADJUSTMENT" has the meaning given that term in
SECTION 2.8.

         "NOTICE OF CONTEST PERIOD" has the meaning given that term in
SECTION 7.7.

         "OTHER AGREEMENT" means each other agreement or document contemplated hereby to be executed and delivered in connection with the transactions contemplated by this Agreement on or before the Closing.

         "PCBS" means polychlorinated biphenyls.

         "PERMIT" and "PERMITS" have the respective meanings given those terms in SECTION 3.14.

         "PERMITTED ENCUMBRANCES" means (i) liens for current taxes not yet due, (ii) liens of public record on personal property identified on SCHEDULE 1.1P, and (iii) with respect to the Real Property, easements, covenants, rights-of way, zoning restrictions and other encumbrances or restrictions of record identified on SCHEDULE 1.1P; PROVIDED, HOWEVER, that any Encumbrances in clauses (i), (ii) and (iii) do not or will not either individually or in the aggregate adversely affect the value of the property encumbered or prohibit or interfere with the operation of the Business as conducted at the Closing Date.

         "PERSON" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity and a Governmental Body.

         "POST-CLOSING PURCHASE PRICE ADJUSTMENT" has the meaning given that term in SECTION 2.8.

         "PRELIMINARY CLOSING BALANCE SHEET" has the meaning given that term in SECTION 2.9(a).

         "PURCHASE PRICE" has the meaning given that term in SECTION 2.5.

         "PURCHASED ASSETS" has the meaning given that term in SECTION 2.1.

         "REAL PROPERTY" has the meaning given that term in SECTION 3.15.

         "RECEIVABLES" means all trade and other accounts receivable of the Company.

         "REGULATED MATERIAL" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance as defined by any Environmental Law and any other substance, waste or material regulated by any applicable Environmental Law, including petroleum, petroleum-related material, crude oil or any fraction thereof, PCBs, and friable asbestos.

         "RELATED PARTY" means (i) the Company, (ii) any Affiliate of the Company, including the Shareholder, (iii) any officer or director of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

         "RESOLUTION PERIOD" has the meaning given that term in SECTION 7.7.

         "RETAINED ASSETS" has the meaning given that term in SECTION 2.2.

         "RETAINED LIABILITIES" has the meaning given that term in
SECTION 2.4.

         "SECURITY ACCOUNT" has the meaning given the term in SECTION 7.7.

         "SECURITY DEPOSIT" has the meaning given that term in SECTION 7.7.

         "SECURITY RIGHT" means, with respect to any security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security, including without limitation, any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's Governing Documents or by agreement.

         "SHAREHOLDER DAMAGES" has the meaning given that term in SECTION 7.3.

         "SHAREHOLDER INDEMNITEES" has the meaning given that term in
SECTION 7.3.

         "SUBSIDIARY" means any corporation, partnership, joint venture or other entity of which the Company owns, directly or indirectly, more than 20% of the outstanding voting securities or equity interests.

         "SUPERFUND" means the United States Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 ET SEQ., as amended.

         "TAX" means any tax, levy, customs duty, impost, fee or other assessment, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not, imposed by any Governmental Body, whether federal, state, county, local or foreign.

         "TAX RETURN" means any return, declaration, report, estimate, claim for refund or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

         1.2 CONSTRUCTION. As used herein, unless the context otherwise requires: (i) all references to "ARTICLE" or "SECTION" are to an article or section hereof; (ii) all references to "EXHIBITS" and "SCHEDULES" herein are to exhibits and schedules attached hereto and incorporated herein by reference and made a part hereof; (iii) "INCLUDE," "INCLUDES" and "INCLUDING" are deemed to be followed by "WITHOUT LIMITATION" whether or not they are in fact followed by such words or words of like import; and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

                                   ARTICLE II
                                 THE TRANSACTION

         2.1 SALE AND PURCHASE OF ASSETS. Upon the terms and subject to the conditions of this Agreement and in consideration of the Purchase Price, at the Closing, the Company shall sell

                                        -5
and transfer to Buyer, and Buyer shall purchase from the Company, all of the Company's right, title and interest in and to its properties, business as a going concern, goodwill and assets on the premises of the Business or on the premises of customers relating to the Business, of every kind, nature and description, existing on the Closing Date, whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in the books or financial statements of the Business, except those assets specifically excluded pursuant to
SECTION 2.2, free and clear of any and all Encumbrances other than Permitted Encumbrances. The properties, business, goodwill and assets to be transferred hereunder (collectively, the "PURCHASED ASSETS") shall include, but not be limited to, the following:

                           (i)      All of the Company's machinery,
equipment, tooling, dies, jigs, spare parts and supplies, including the items identified on SCHEDULE 2.1(i);

                           (ii)     All of the Company's inventory of raw
materials, work-in-process, parts, subassemblies and finished goods, wherever located and whether or not obsolete or carried on the Company's books of account, including the items identified on SCHEDULE 2.1(ii);

                           (iii)    All of the Company's other tangible
assets, including office furniture, office equipment and supplies, computer hardware and software, leasehold improvements and vehicles, including the items identified on SCHEDULE 2.1(iii);

                           (iv)     Except as set forth in SECTION 2.2(iii),
all of the Company's records, manuals, documents, books of account, correspondence, sales and credit reports, customer lists, literature, brochures, advertising materials and similar items;

                           (v)      All of the Company's goodwill and rights
in and to the name "Energy Recovery Resources" and in any other trade name, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof, and any other forms of Intellectual Property, including the items identified on SCHEDULE 2.1(v);

                           (vi)     All of the Company's rights under leases
for real or personal property and all of the Company's rights under all other leases, contracts, agreements, purchase and sale orders, service maintenance contracts and warranties and guaranties given, made or issued by any contractors, suppliers, manufacturers, installers and the like, and all of the Company's rights in any governmental authorizations, permits, licenses, certifications and similar intangible assets;

                           (vii)    All of the Company's trade and other
notes and accounts receivable, advance payments, prepaid items and expenses, rights of offset, credits and claims for refund;

                           (viii)   All of those lots and pieces of ground,
together with the buildings and improvements thereon, and all easements, rights and privileges appurtenant thereto, of all real property owned by the Company, all as more particularly set forth in SCHEDULE 3.15;

                           (ix)     All of the Company's claims, choses in
action, causes of action and judgments; and

                           (x)      All of the Company's rights to the
Business.

         2.2 RETAINED ASSETS. The Company shall retain, and the Purchased Assets shall not include, the following assets (collectively, the "RETAINED ASSETS"):

                           (i)      the consideration to be delivered to the
Company pursuant to this Agreement;

                           (ii)     the Company's other rights specifically
granted hereunder;

                           (iii)    the Company's minute book, stock book and
seal;

                           (iv)     all claims, choses in action, causes of
action and judgments not assumed by Buyer or with respect to any Retained Liability;

                           (v)      all of the Company's cash, cash in banks,
cash equivalents, bank and mutual fund accounts, deposits, investments, securities and advance payments; and

                           (vi)     all of the Company's rights in and to the
Weatherford Kinton software application.

         2.3 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall, pursuant to an assignment and assumption agreement, in a form agreed to by the parties, assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, the following Liabilities of the Company and only such Liabilities (collectively, the "ASSUMED LIABILITIES"):

                           (i)      those specific Liabilities of the Company
in the amounts accrued on the Final Closing Balance Sheet, incurred as a result of operations in the ordinary course of business from the date of the Financial Statements as trade and other accounts payable; and

                           (ii)     those Liabilities of the Company incurred
after the Closing Date and specified pursuant to the express terms of the Contracts, other than Liabilities resulting from breach or nonperformance thereof that predates the Closing; provided, however, that Buyer does not assume any obligations to deliver goods, services or other items with respect to which payments were made prior to the Closing Date unless the Company has remitted the amount of such payments to Buyer.

         2.4 RETAINED LIABILITIES. Except for the Assumed Liabilities, Buyer does not hereby assume and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other Liability of the Company or the Business, whether existing on, before or after the Closing Date or arising out of any transactions entered into, or any state of facts existing on, prior to or after the Closing Date (the "RETAINED LIABILITIES"), and the Company agrees to pay and satisfy, when due, all Retained Liabilities. Without limiting the foregoing, except for the Assumed Liabilities, the term "Retained
Liabilities" shall include, without limitation, Liabilities:

                           (i)      for or in connection with any dividends,
distributions, redemptions, or Security Rights with respect to any security of the Company;

                           (ii)     arising out of any transaction affecting
the Company or obligations incurred by the Company after the Closing;

                           (iii)    for expenses, taxes or fees incident to
or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and all brokers or finders fees or commissions payable by the Company or the Shareholder;

                           (iv)     of the Company under or arising out of
this Agreement;

                           (v)      to any Related Party;

                           (vi)     to indemnify any of the Company's
officers, directors, employees or agents;

                           (vii)    against which the Company is insured or
otherwise indemnified or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnitee) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

                           (viii)   for any product manufactured, distributed
or installed or service performed by the Company prior to the Closing Date, whether or not such Liability relates to products that are defective or improperly designed or maintained or any product or service in breach of any express or implied product or service warranty;

                           (ix)     for, related to or arising in connection
with any Benefit Plan or other Company Plan, the administration thereof or any distributions or other benefits due thereunder;

                           (x)      under Environmental Laws, relating in any
way to actions or conditions existing prior to the Closing Date, including but not limited to, matters disclosed on SCHEDULE 3.22;

                           (xi)     of the Company incurred prior to the
Closing Date or relating to circumstances in existence prior to the Closing
Date;

                           (xii)    for payments owed to employees of the
Company, whether or not on account of the transactions contemplated hereby, including without limitation any severance obligations owing to employees of the Company on or before the Closing;

                           (xiii)   for Taxes, including without limitation,
income, withholding, sales and use and payroll Taxes of the Company;

                           (xiv)    under any agreement between the Company
and Jack Holder or the Company and Rick Martin (excluding amounts owed for services rendered to the Company in the ordinary course of business prior to the Closing Date by Culp Petroleum Company, Inc., Jack Holder Enterprises or HazMat);

                           (xv)     of the Company, or any agent or
representative of the Company, resulting from or arising in connection with the traffic accident involving the Company's trailer, which occurred on March 23, 2000 in Fairburn, Georgia; and

                           (xvi)    of the Company (including any predecessor
in interest thereof) or any shareholder of the Company prior to Closing, related to or arising in connection with the remediation of the property in Cordova, North Carolina that has been designated a Superfund site and that is the subject of the action styled as CROWN CORK AND SEAL CO. V. CBS CORPORATION.

         2.5 PURCHASE PRICE. The aggregate purchase price for the Purchased Assets shall be $3,665,700, subject to the Post-Closing Purchase Price Adjustment (the "PURCHASE PRICE"), plus the assumption of the Assumed Liabilities.

         2.6 CLOSING. The consummation of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities and the consummation of the other transactions contemplated hereby (the "CLOSING") shall take place at 10:00 a.m., local time, on July 13, 2000 at the offices of Hunton & Williams, Bank of America Plaza, Suite 3500, 101 South Tryon Street, Charlotte, North Carolina 28280, or at such other time, date or place as the parties agree (the "CLOSING DATE").

         2.7      PAYMENT OF PURCHASE PRICE.

                  (a) AT CLOSING. The Purchase Price shall be paid by Buyer to the Company at Closing by: (i) assumption of the Assumed Liabilities and (ii) delivery to the Company of $3,099,130 by wire transfer of federal funds, which amount represents the Purchase Price less the amount held as a Security Deposit pursuant to SECTION 7.7 hereof.

                  (b) POST-CLOSING PURCHASE PRICE ADJUSTMENT. Within five (5) business days after the determination of the Post-Closing Purchase Price Adjustment is made, subject to the provisions of SECTION 7.7 hereof, the Company shall deliver to Buyer, or Buyer shall deliver to the Company, as applicable, the amount of such adjustment by wire transfer of federal funds.

         2.8 POST-CLOSING PURCHASE PRICE ADJUSTMENT. If the net book value of the Purchased Assets and Assumed Liabilities at the close of business on the Closing Date is less than $5,835,000, the Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount of such shortfall (the "NET BOOK VALUE Adjustment"). In addition, if the net working capital of the Company as of the close of business on the Closing Date, which shall be calculated as current assets of the Company LESS current liabilities of the Company as of such date, is less than $625,000, the Purchase Price shall be reduced, on a dollar-for-dollar basis, by the amount of the shortfall (the "NET WORKING CAPITAL ADJUSTMENT"). If the net working capital of the Company as of the close of business on the Closing Date (and with respect to the receivables of the Company, as of 120 days after the Closing Date, as set forth in SECTION 2.9(b)) is greater than $625,000, then Buyer shall pay TEI an amount equal to 50% of the excess over $625,000. The Net Book Value Adjustment and Net Working Capital Adjustment shall each be calculated in order to determine the "POST CLOSING PURCHASE PRICE ADJUSTMENT." To the extent that the net book value of the Purchased Assets and Assumed Liabilities at the close of business on the Closing Date is less than $5,835,000 and the net working capital of the Company at such date and time is less than $625,000, the Post Closing Purchase Price Adjustment shall consist solely of the greater of the Net Book Value Adjustment or the Net Working Capital Adjustment.

         2.9      CLOSING BALANCE SHEETS.

                  (a) CLOSING BALANCE SHEET. As soon as practicable following the Closing, but in no event later than thirty (30) days following the Closing, the Company (in consultation with Buyer, and with such assistance as the Company shall reasonably request) shall prepare a statement of assets acquired and liabilities assumed as of the close of business on the Closing Date, reflecting, among other things, the net book value of the Purchased Assets and Assumed Liabilities and the net working capital of the Business (the "PRELIMINARY CLOSING BALANCE SHEET"). The Preliminary Closing Balance Sheet shall consist solely of the Purchased Assets and Assumed Liabilities and shall be prepared in accordance with GAAP, applied on a basis consistent with the Financial Statements, except that (i) only the Purchased Assets and the Assumed Liabilities shall be included therein, (ii) no item shall fail to be included therein or excluded therefrom on the basis of materiality, individually or collectively, and (iii) at Buyer's option, the effect of any breaches of the representations and warranties of Shareholder or the Company made herein, discovered by Buyer on or before the date that the Adjusted Closing Balance Sheet is delivered by Buyer to the Company and for which the Company and Shareholder are finally determined to be responsible in accordance with the provisions of ARTICLE VII shall be fully reserved therein. Buyer and its representatives shall be provided complete access to all work papers and other information used by the Company in preparing the Preliminary Closing Balance Sheet. Buyer shall examine and review the Preliminary Closing Balance Sheet in accordance with generally accepted auditing standards and, based upon such examination, make such adjustments, if any, to the Preliminary Closing Balance Sheet as shall in its judgment be required to cause the Preliminary Closing Balance Sheet to reflect fairly those items required to be reflected therein in accordance with GAAP (after examination and any adjustment, the "ADJUSTED CLOSING BALANCE SHEET").

                  (b) DELIVERY OF ADJUSTED CLOSING BALANCE SHEET. Within thirty (30) days after the Company has delivered to Buyer the Preliminary Closing Balance Sheet, the Adjusted Closing Balance Sheet shall be delivered by Buyer to the Company. Such Adjusted Closing Balance Sheet shall be as complete as practicable except that the determination of net working capital of the Company shall be made at the end of the 120 day period following the Closing Date in order to allow for the collection of receivables, and only collected accounts receivable shall be included in the net working capital calculation. The parties shall utilize a list of Receivables of the Company effective as of the date hereof for purposes of the calculations provided for herein. The Company and its representatives shall be provided complete access to all work papers and other information used by Buyer in preparing the Adjusted Closing Balance Sheet. The Adjusted Closing Balance Sheet (after calculation of collected accounts receivable of the Company) shall be deemed conclusive and binding on the parties for purposes of determining the Post-Closing Purchase Price Adjustment unless the Company notifies Buyer in writing within ten (10) days after receipt of the Adjusted Closing Balance Sheet of its disagreement therewith, which notice shall state with reasonable specificity the reasons for any disagreement and identify the items and amounts in dispute.

                  (c) ARBITRATION. If any disagreement concerning the Post-Closing Purchase Price Adjustment is not resolved by Buyer and the Company within thirty (30) days following the date that Buyer delivers to the Company its calculation of collected accounts receivable of the Company as of the date that is 120 days after the Closing Date, the undisputed amount shall be paid in accordance with SECTION 2.7(b), and Buyer and the Company shall promptly engage (on standard terms and conditions for a matter of such nature) a nationally recognized firm of certified public accountants to resolve such dispute. The firm of certified public accountants shall be proposed in writing by Buyer to the Company. In the absence of prompt agreement on the identity of the certified public accountants, the Charlotte, North Carolina office of the accounting firm of Arthur Andersen, LLP shall be engaged by the parties. The engagement agreement with the certified public accountants shall require the certified public accountants to make their determination with respect to the items in dispute within thirty (30) days following the submission of the dispute to them. The party against whom the dispute is resolved shall pay the fees and expenses of such certified public accountants at the time of payment of the Post Closing Purchase Price Adjustment. The resolution by the certified public accountants of any dispute concerning the Post Closing Purchase Price Adjustment shall be final, binding and conclusive upon the parties and shall be the parties' sole and exclusive remedy regarding any dispute concerning the Post Closing Purchase Price Adjustment.

                  (d) FINAL CLOSING BALANCE SHEET. The Adjusted Closing Balance Sheet, as modified by the parties' agreement and by any determination by the independent accountants as described in this SECTION 2.9 shall be the "FINAL CLOSING BALANCE SHEET."

         2.10 TITLE. Title to the Purchased Assets shall pass from the Company to Buyer at Closing, subject to the terms and conditions of this Agreement, free of any and all Encumbrances other than Permitted
Encumbrances. Buyer assumes no risk of loss to the Purchased Assets prior to the Closing Date.

         2.11 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in SCHEDULE 2.11 and in accordance with the principles of Section 1060 of the Code and any applicable treasury regulations thereunder. Buyer and the Company shall report the federal, state and local income and other Tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, in any Litigation or otherwise.

         2.12 CERTAIN CONSENTS. Nothing in this Agreement shall be construed as an attempt to transfer the rights or obligations under any contract, agreement, Permit, franchise or claim of the Company that are by their terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by the Company would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer with the full realization and value of every contract, agreement, Permit, franchise and claim of the character described in the immediately preceding sentence, the Company agrees that on and after the Closing Date, it will, at the request and under the direction of Buyer, take all reasonable action (including without limitation the appointment of Buyer as attorney-in-fact for the Company) and do or cause to be done all such things as shall in the opinion of Buyer or its counsel be necessary or proper (i) to assure that the rights of the Company under such contracts, agreements, Permits, franchises and claims shall be preserved for the benefit of Buyer and (ii) to facilitate receipt of the consideration to be received by the Company in and under every such contract, agreement, Permit, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section shall in any way diminish the obligation of the Company and Shareholder hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable the Company to convey or assign valid title to the Purchased Assets to Buyer free and clear of any and all Encumbrances other than Permitted Encumbrances.

                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES
                         OF SHAREHOLDER AND THE COMPANY

         As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Shareholder and the Company, jointly and severally, represent and warrant to Buyer, as of the date of execution of this Agreement and again as of the Closing, as follows:

         3.1      ORGANIZATION AND AUTHORITY.

                  (a) SHAREHOLDER. Shareholder has the power and authority to enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

                  (b) COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the corporate power and authority to own or lease its properties, carry on the Business as now conducted, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder. Copies of the Articles of Incorporation and bylaws of the Company, as amended to date, have been delivered to Buyer, and such copies are complete and correct. Such instruments, as so amended, are in full force and effect.

         3.2 AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which the Company or Shareholder is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of the Company or Shareholder, enforceable against it in accordance with their respective terms. Each Other Agreement to which the Company or Shareholder is to become a party pursuant to the provisions hereof, when executed and delivered by the Company or Shareholder, will constitute the legal, valid and binding obligation of the Company or Shareholder, enforceable against it in accordance with the terms of such Other Agreement. All actions contemplated by this Section and this Agreement have been duly and validly authorized by all necessary proceedings by Shareholder and the Company.

         3.3 SHARES; CAPITALIZATION. The authorized capital stock of the Company consists solely of 1,000 shares of common stock, $.01 par value per share, of which 1,000 shares are issued and outstanding and none are held as treasury stock. All of the outstanding capital stock of the Company is owned of record, legally and beneficially, by the Shareholder. The Company does not have any Subsidiaries, and the Purchased Assets do not contain any shares of capital stock of or other equity interest in any corporation, partnership, joint venture or other entity.

         3.4 NO VIOLATION OF LAWS OR AGREEMENTS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which the Company or Shareholder is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by the Company or Shareholder, will:

                           (i)      contravene any provision of the Governing
Documents of the Company;

                           (ii)     conflict with, result in a breach of,
constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any Purchased Asset, including any Permit, Intellectual Property, license, franchise, indenture, mortgage or any other contract, agreement or instrument to which the Company is a party or by which any of the Purchased Assets may be bound or affected;

                           (iii)    result in the creation, maturation or
acceleration of any liability of the Business (or give to any other Person the right to cause such a creation, maturation or acceleration);

                           (iv)     violate any Law or violate any judgment
or order of any Governmental Body to which the Company or Shareholder is subject or by which any of the Purchased Assets may be bound or affected;

                           (v)      result in the creation or imposition of
any Encumbrance upon any of the Purchased Assets or give to any other Person any interest or right therein; or

                           (vi)     cause Buyer to become subject to, or
liable for, the payment of any Tax.

         Except as set forth on SCHEDULE 3.4, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by the Company or Shareholder, of this Agreement or any of the Other Agreements to which either of them is or is to become a party pursuant to the provisions hereof or in connection with the consummation by the Company and Shareholder, or either of them, of the transactions contemplated hereby or thereby. To the extent required, the Company or Shareholder will obtain (without payment or expense by Buyer) all necessary consents, approvals, authorizations, registrations and filings, or obtain a waiver of the requirements therefor.

         3.5      FINANCIAL INFORMATION.

                  (a) RECORDS. The books of account and related records of the Company reflect accurately and in detail its assets, Liabilities, revenues, expenses and other transactions.

                  (b) FINANCIAL STATEMENTS. The reviewed balance sheets and income statements for the Company at December 31, 1999, December 31, 1998, and December 31, 1997, and for the years then ended and the balance sheets and income statements for the Company at February 29, 2000 and March 31, 2000 and for the periods then ended (collectively, the "FINANCIAL STATEMENTS") have been delivered to Buyer, and a copy of the March 31, 2000 balance sheet of the Company is attached hereto as EXHIBIT A. The Financial Statements (i) are accurate, correct and complete in accordance with the books of account and records of the Company; (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, except that the interim financial statements contain no footnotes, year end adjustments or depreciation of fixed assets; and (iii) present fairly the financial condition, assets and Liabilities and results of operation of the Company at the dates and for the relevant periods indicated.

         3.6 UNDISCLOSED LIABILITIES. The Company does not have any Liabilities, except and to the extent of: (i) those reflected or reserved against on the Financial Statements in the amounts shown therein; (ii) those not required under GAAP to be reflected or reserved against in the Financial Statements; (iii) those disclosed on SCHEDULE 3.6 attached hereto; and (iv) those of the same nature as those set forth on the Financial Statements that have arisen in the ordinary course of business of the Company after the date of the latest Financial Statements, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have an adverse effect on the business, financial condition or prospects of the Company or the Business and none of which is a liability for breach of contract or warranty or has arisen out of any tort, infringement of any intellectual property rights or violation of Law or is claimed in any pending or threatened legal proceeding.

         3.7 NO CHANGES. Except as set forth on SCHEDULE 3.7, since the date of the most recent Financial Statements, and through the date hereof, the Company has conducted the Business only in the ordinary course. Without limiting the generality of the foregoing sentence, since the date of the most recent Financial Statements, there has not been any:

                           (i)      adverse change in the Purchased Assets,
Assumed Liabilities, financial condition or net worth of the Company;

                           (ii)     damage or destruction to any Purchased
Asset, whether or not covered by insurance;

                           (iii)    strike or other labor trouble at the
Company;

                           (iv)     creation of any Encumbrance on any
Purchased Asset;

                           (v)      increase in the salary, wage or bonus of
any employee of the Company except in the ordinary course of business and consistent with past business practices, or increase in the number of such employees;

                           (vi)     asset acquisition or expenditure in
excess of $10,000, in the aggregate, other than the purchase of inventory in the ordinary course of business;

                           (vii)    change in any Company Plan;

                           (viii)   change in any method of accounting;

                           (ix)     payment to or transaction with any
Related Party, which payment or transaction is not specifically disclosed on
SCHEDULE 3.16;

                           (x)      disposition of any asset or assets (other
than inventory in the ordinary course of business) for more than $10,000, individually or in the aggregate, or for less than fair market value;

                           (xi)     write-offs or write-downs of any asset of
the Company;

                           (xii)    creation, termination or amendment of, or
waiver of any right under, any material agreement of the Company or any material agreement affecting the Purchased Assets; or

                           (xiii)   agreement or commitment to do any of the
foregoing.

         3.8      TAXES.

                  (a) TAX RETURNS; PAYMENT. The Company has filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Tax Returns that are required to be filed by it prior to or on the Closing Date with respect to the Company or the Purchased Assets, pursuant to the Law of each Governmental Body with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete. The Company has paid or will timely pay all Taxes that have or will become due prior to or on the Closing Date, including all Taxes relating to the operation of the Business or the Purchased Assets, as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns, except such Taxes, if any, as are being contested in good faith and disclosed on SCHEDULE 3.8. Except as set forth on SCHEDULE 3.8, the Company has not requested nor is it currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a taxing authority of a jurisdiction where the Company does not file a Tax Return that the Company is or may be subject to taxation in that jurisdiction. No deficiency for any Tax has been proposed, asserted or assessed against the Company that has not been resolved or paid in full. No power of attorney has been granted by the Company with respect to any matters related to Taxes that is currently in force. No special elections regarding Taxes have been filed by the Company with any taxing authority. The Company has not waived or been requested to waive any statute of limitations in respect of Taxes. The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code. None of the Purchased Assets is "tax-exempt use property" within the meaning of Section 168(h) of the Code. The Company has no liability for any Taxes of any person or entity (other than the Company) under Treasury Regulation Section 1.1502-6 or any similar provision of federal, state, local or foreign law, or as a transferee or successor, by contract or otherwise. Without limiting the foregoing, the Company has no Liability for any Tax except (x) Taxes disclosed on SCHEDULE 3.8, and (y) Taxes fully reserved on the most recent Financial Statements.

                  (b) WITHHOLDING. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing by the Company to any employee, independent contractor, creditor, shareholder or other third party.

         3.9 INVENTORY. All of the inventory of the Company is valued on the books and records of the Company and in the Financial Statements at the lower of cost or market, the cost thereof being determined on a standard costing basis in accordance with GAAP. All of the inventory of the Company included in the Purchased Assets is in good, merchantable and usable condition and is saleable in the ordinary course of business within a reasonable time and at normal profit margins, and all of the raw materials and work in process inventory included in the Purchased Assets can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. All of the inventory of the Company included in the Purchased Assets is located on the Real Property, and no such inventory is stored or located on any property that is not owned by the Company.

         3.10 RECEIVABLES. SCHEDULE 3.10 discloses all Receivables of the Company outstanding as of June 30, 2000, presented on an aged basis, and separately identifies the name of each account debtor and the total amount of each related Receivable. All Receivables, whether reflected on the Financial Statements, disclosed on SCHEDULE 3.10 or created after the date of the most recent Financial Statements, arose from bona fide sale transactions of the Company, and no portion of any Receivable is subject to counterclaim, defense or set-off or is otherwise in dispute. The parties shall utilize a list of Receivables of the Company as of the date hereof for purposes of the calculations required in SECTIONS 2.8 and 2.9.

         3.11     CONDITION OF ASSETS; BUSINESS; TITLE.

                  (a) CONDITION OF ASSETS; BUSINESS. SCHEDULE 3.11(a) correctly describes all of the Purchased Assets with a book value in excess of $500, with the status of each item (i.e. owned, leased or licensed) designated thereon. Except as set forth on SCHEDULE 3.11(b), the Purchased Assets used in the operation of the Business as of the Closing Date are in good operating condition and repair, normal wear and tear excepted, and are suitable for the purposes for which they are currently used by the Company. None of the Purchased Assets are subject to any Encumbrance (other than Permitted Encumbrances) or impairment, whether due to their condition, utility, collectability or otherwise. All of the Purchased Assets are reflected on the Financial Statements or, under GAAP, are not required to be reflected thereon, and the Purchased Assets include all the assets that are necessary for use in and operation of the Business.

                  (b) TITLE. The Company has good, marketable and exclusive title to all of the Purchased Assets, free and clear of any and all Encumbrances other than Permitted Encumbrances.

         3.12 NO PENDING LITIGATION OR PROCEEDINGS. Except as described on SCHEDULE 3.12, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("LITIGATION") is pending or, to the best knowledge of Shareholder or the Company, threatened against or affecting the Company, Shareholder (with respect to the Business, the Purchased Assets or the Assumed Liabilities), the Business, any of the Purchased Assets or Assumed Liabilities, or any of the transactions contemplated by this Agreement or any Other Agreement, and there is no basis for any such Litigation. The Company has not been a party to any other Litigation during the past five (5) years. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting the Company, Shareholder (with respect to the Business, the Purchased Assets or the Assumed Liabilities), the Business, any of the Purchased Assets or Assumed Liabilities, or any of the transactions contemplated by this Agreement or any Other Agreement. The Company does not have pending any Litigation against any third party.

         3.13 CONTRACTS; COMPLIANCE. Disclosed on SCHEDULE 3.13 is a list of each contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, included in the Purchased Assets or by which the Purchased Assets may be affected, except for service agreements with an annual contract price of less than $5,000, and that

                           (i)      is material to the Business, the
Purchased Assets or the Company's operations;

                           (ii)     involves the purchase, sale or lease
(including capital lease) of any assets, materials, supplies, inventory or services in excess of $10,000 per year;

                           (iii)    has an unexpired term of more than six
(6) months from the date hereof, taking into account the effect of any renewal options;

                           (iv)     relates to the borrowing or lending of
any money or guarantee of any obligation;

                           (v)      limits the right of the Company (or after
Closing, Buyer) to compete in any line of business or otherwise restricts any right the Company (or after Closing, Buyer) may have;

                           (vi)     is an employment or consulting contract
involving payment of compensation and benefits;

                           (vii)    involves sales, distribution or similar
issues and provides for payments in excess of $10,000 per year;

                           (viii)   forms any partnership, joint venture or
other arrangement;

                           (ix)     grants any option, license, franchise or
similar agreement;

                           (x)      relates to any Intellectual Property;

                           (xi)     provides for payments based on results;

                           (xii)    grants terms to a customer that are more
favorable than those generally available to the Company's customers;

                           (xiii)   grants special arrangements, whether
providing for discounts, incentive awards or otherwise;

                           (xiv)    involves any Governmental Body or other
governmental authority, whether federal, state, local or foreign; or

                           (xv)     was not entered into in the ordinary
course of business

(each, a "CONTRACT" and collectively, the "CONTRACTS"). SCHEDULE 3.13(b) sets forth a description of all work in process of the Company. Each Contract is a legal, valid and binding obligation of the Company and is in full force and effect. The Company and, to the best knowledge of Shareholder and the Company, each other party to each Contract, has performed all obligations required to be performed by it thereunder, is not in breach or default and is not alleged to be in breach or default in any respect thereunder. No event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, that would give any Person the right to cause such a termination or that would cause an acceleration of any obligation thereunder, and no Contract provides for any prepayment penalty or premium or restricts in any way the Company's ability (or after Closing, Buyer's ability) to enjoy the full benefits of the Purchased Assets. The Company is not currently renegotiating any Contract nor has the Company received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract. The Company has no notice that any other party with respect to any Contract is subject to, or reasonably could be expected to become subject to, any bankruptcy, insolvency or similar proceeding. No Contract requires the Company to maintain any performance bond, letter of credit or other security arrangement.

         3.14 PERMITS; COMPLIANCE WITH LAW. The Company holds, and the Purchased Assets include, all permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable Law or otherwise advisable in connection with the operation of the Purchased Assets and the Business (each, a "PERMIT" and collectively, "PERMITS"). Each Permit is valid, subsisting and in full force and effect. Except as set forth on SCHEDULE 3.14, the Company is in compliance with and has fulfilled and performed its obligations under each Permit, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a breach or default under any Permit. The Company has not received any notice of non-renewal of any Permit. Except as set forth on SCHEDULE 3.14, the Company has not received any notice of a violation of Law by the Company and has not been during the past five (5) years nor is it currently in violation of any Law relating to the Business or the Purchased Assets. Except as set forth on
SCHEDULE 3.14, no event has occurred and no condition or state of facts exists that could give rise to any violation of Law relating to the Business or the Purchased Assets.

         3.15 REAL PROPERTY. SCHEDULE 3.15 discloses and summarizes all real properties currently owned or used by the Company or in which the Company or Shareholder has an interest in connection with the Business (collectively, the "REAL PROPERTY") and identifies the record title holder of each parcel of Real Property. The Company does not lease any real property. The Company has good and marketable fee simple title to all Real Property shown as owned by it on SCHEDULE 3.15, free and clear of any Encumbrances other than Permitted Encumbrances. Copies of all title insurance policies and surveys relating to the Real Property have been delivered to Buyer. To the best knowledge of Shareholder or the Company, all structures and other improvements on all Real Property are within the lot lines and do not encroach on the real property of any other Person. The use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision Laws, Environmental Laws and other Laws, and all restrictive covenants and restrictions and conditions affecting title. To the best knowledge of Shareholder or the Company, no portion of any Real Property is located in a flood plain, flood hazard area or designated wetlands area. Neither the Company nor Shareholder has received any written or oral notice of assessments for public improvements against any Real Property or any written or oral notice or order by any Governmental Body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions that relates to violations of building, safety or fire ordinances or regulations, claims any defect or deficiency with respect to any of such properties or requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. There is no pending, or to the best knowledge of Shareholder or the Company threatened, condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property. All public utilities (including water, gas, electric, storm and sanitary sewage and telephone utilities) required to operate the facilities of the Company are available to such facilities, and such utilities enter the boundaries of such facilities through adjoining public streets, easements or rights-of-way of record in favor of the Company. Such public utilities are all connected pursuant to valid Permits, are all in good working order, are adequate to service the operations of such facilities as currently conducted and permit full compliance with all requirements of Law. All public utility assessments with respect to periods prior to Closing have been paid or will be paid prior to Closing. Neither the Company nor Shareholder has received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any facility of the Company.

         3.16 TRANSACTIONS WITH RELATED PARTIES. No Related Party is or has been during the past five (5) years a party to any transaction, agreement or understanding with the Company except pursuant to arrangements disclosed on SCHEDULE 3.16. No Related Party uses any of the Purchased Assets except directly in connection with the Business, and no Related Party owns or has any interest in any Purchased Asset. No Related Party has any claim of any nature, including any inchoate claim, against the Purchased Assets or the Company. Except as otherwise expressly provided hereby or by any Other Agreement or as otherwise may be mutually agreed after Closing, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from Buyer, and (ii) Buyer will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party.

         3.17 LABOR RELATIONS. No employees of the Company are represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the best knowledge of Shareholder or the Company, threatened against, involving, affecting or potentially affecting the Company. No complaint against the Company is pending or, to the best knowledge of Shareholder or the Company, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of the Company. The Company has no Liability for sick leave, vacation time, severance pay or any similar item not reserved on the Financial Statements. The Company has no Liability for any occupational disease of any of its employees, former employees or others. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation of the Company under any contract or under any Law.

         3.18 PRODUCTS LIABILITIES; WARRANTIES. SCHEDULE 3.18 discloses and describes the terms of all express product or service warranties under which the Company (or after Closing, Buyer), its subcontractors or agents, in performing work or services, or any materials installed, manufactured, distributed, sold or provided by the Company prior to Closing, may have liability after the Closing Date. Each of the products produced or sold in connection with the Business is, and at all times up to and including the Closing Date has been, (i) in compliance with all applicable federal, state, local and foreign laws and regulations, (ii) fit for the ordinary purposes for which it is intended to be used and (iii) in conformance with any promises or affirmations of fact made on the container or label for such product or in connection with its sale. There is no formulation defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice, with respect to its contents and use.

         3.19 INSURANCE. SCHEDULE 3.19 discloses all insurance policies with respect to which the Company is the owner, insured or beneficiary or under which any of the Purchased Assets are insured. Such policies are reasonable, in both scope and amount, in light of the risks attendant to the Business, provide coverage in amounts not less than the actual replacement costs and fully comply with all of the insurance requirements in the Contracts. Buyer will not have any liability after the Closing for retrospective or retroactive premium adjustments. There is no claim pending under any of the Company's policies as to which coverage has been questioned, denied or disputed. All premiums required to be paid in connection with the insurance policies of the Company or covering any of the Purchased Assets have been paid in full.

         3.20 INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 3.20 discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by the Company in the Business, or applicable to the Purchased Assets. The Company has the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on
SCHEDULE 3.20 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, software and other proprietary rights necessary or applicable to or advisable for use in the Business ("INTELLECTUAL PROPERTY"), free and clear of any Encumbrances. The Company is not required to make payments or provide other benefits to any third party with respect to its ownership or use of the Intellectual Property, and the Company has not granted any third party any rights in the Intellectual Property. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination, cancellation or other Litigation. To the best knowledge of Sellers or the Company, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. No act or omission by the Company violates, infringes upon or misappropriates the intellectual property rights of any other Person. The consummation of the transactions contemplated hereby will not alter or impair the rights of the Company (or after Closing, Buyer) to the Intellectual Property. Listed on SCHEDULE 3.20 are all the software products and systems used, developed or licensed by the Company (the "SOFTWARE"). Except as set forth on SCHEDULE 3.20, all persons who have contributed to or participated in the conception and development of any of the Software, other than Software licensed by the Company, on behalf of the Company have been full-time employees of the Company hired to prepare such works within the scope of employment. As a consequence, the Company has all ownership interests in the Software.

         3.21     EMPLOYEE BENEFITS.

         (a) BENEFIT PLANS. SCHEDULE 3.21 discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement (each, a "BENEFIT PLAN"), whether or not funded and whether or not terminated, (i) maintained, sponsored or participated in by the Company,
(ii) with respect to which the Company (or Shareholder with respect to the Company) has or may have Liability or is obligated to contribute, (iii) that otherwise covers any of the current or former employees, directors, independent contractors or agents of the Company or their beneficiaries or dependents, or (iv) as to which any such current or former employees, directors, independent contractors or agents of the Company or their beneficiaries or dependents participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "COMPANY PLAN").

         (b) COMPLIANCE. Each of the Company Plans and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable Laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Company Plan is or is proposed to be under audit or investigation, and no completed audit of any Company Plan has resulted in the imposition of any Tax, fine or penalty. Buyer shall not have any Liability or other obligation following the Closing with respect to any Benefit Plan or Company Plan, whether or not related to the administration thereof, any distributions therefrom or terminations thereof, any benefits due thereunder or otherwise.

         3.22     ENVIRONMENTAL MATTERS.  Except as set forth on SCHEDULE
3.22:

                  (a) COMPLIANCE; NO LIABILITY. The Company has operated the Business and each parcel of Real Property, and any real property previously owned, used or leased by the Company, in compliance with all applicable Environmental Laws. The Company is not subject to any loss, Liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law by the Company, any environmental activity conducted by the Company on or with respect to the Real Property or any real property owned, used or leased by the Company at or prior to the Closing Date or any environmental condition existing on or with respect to the Real Property or any real property owned, used or leased by the Company at or prior to the

Closing Date, in each case whether or not the Company permitted or participated in such act or omission.

                  (b) TREATMENT; CERCLIS. The Company has not treated, stored, recycled or disposed of any Regulated Material on any real property, and to the best knowledge of the Company and Shareholder, no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Property or any other real property previously owned, used or leased by the Company (during the period of such ownership, use or lease by the Company). There has been no release by the Company, and to the best knowledge of the Company and the Shareholder any third party, of any Regulated Material at, on or under any Real Property, or any real property previously owned, used or leased by the Company (during the period of such ownership, use or lease by the Company). The Company has not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or, to the best knowledge of Shareholder or the Company, proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of a federal, state or local enforcement action or other investigation that may lead to claims against the Company (or after Closing, Buyer) for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury, including claims under Superfund. None of the Real Property or any other real property previously owned, used or leased by the Company is listed or, to the best knowledge of Shareholder or the Company, proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

                  (c) NOTICES; EXISTING CLAIMS; CERTAIN REGULATED MATERIALS; STORAGE TANKS. Neither the Company nor Shareholder has received any request for information, notice of claim, demand or other notification that it is or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material. Neither the Company nor Shareholder is required to place any notice or restriction relating to the presence of any Regulated Material at any real property or in any deed to any real property. The Company has provided to Buyer a list of all sites to which the Company has transported any Regulated Material for recycling, treatment, disposal, handling or otherwise. There has been no past, and there is no pending or contemplated, claim by or against the Company or Shareholder (in connection with the Business) under any Environmental Law or Laws based on actions of others that may have impacted on the Real Property, and the Company has not entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental Liability or expense. The Company has no underground storage tanks located on the Real Property, and all aboveground storage tanks located on the Real Property are disclosed on
SCHEDULE 3.22.

                  (d)      COMPANY'S AND SHAREHOLDER'S DISCLOSURE. SCHEDULE
3.22 discloses certain matters known by Shareholder and the Company relating to compliance with Environmental Laws by the Company. This is being provided by Shareholder and the Company for information purposes only. Shareholder and the Company hereby represent and warrant to Buyer that Buyer will not incur any loss, liability, damage, cost or expense associated with the items disclosed on SCHEDULE 3.22 or in connection with any actual, threatened, claimed or alleged violation of or noncompliance with Environmental Laws prior to Closing or any investigation relating to the same for which Buyer will not be indemnified by the Company and Shareholder pursuant to the provisions of ARTICLE VII of this Agreement.

         3.23 CUSTOMER RELATIONS. Except as and to the extent set forth in SCHEDULE 3.23, since December 31, 1998, no material adverse change has occurred in the Company's business relationship with any of its customers or suppliers, and to the best knowledge of Shareholder or the Company, no such customers or suppliers are expected, after the date of this Agreement, to cease purchasing or supplying goods or services or, substantially to reduce purchases from, or sales to, the Business (under the control of Buyer). Without limiting the foregoing, no such customer of or supplier to the Company has given notice that it is subject to any bankruptcy, insolvency or similar proceeding.

         3.24 FINDERS' FEES. Neither Shareholder nor the Company nor any of the officers, directors or employees of either has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

         3.25 MILLENNIUM COMPLIANCE. The computer and other systems of the Company are capable of: (i) handling date information involving dates before and after January 1, 2000; (ii) responding to and processing two digit year input without creating any ambiguity as to the century; and (iii) storing and providing date input information without creating any ambiguity as to the century. The Company was not required to perform, nor has it performed, any remedial work or replacement to the computer or other systems of the Company upon the transition to the year 2000.

         3.26 DISCLOSURE. None of the representations and warranties of Shareholder and the Company contained herein and none of the information contained in the Schedules referred to in ARTICLE III is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         As an inducement to Shareholder and the Company to enter into this Agreement and consummate the transactions contemplated hereby, Buyer represents and warrants to Shareholder and the Company, as of the date of execution of this Agreement and again as of the Closing, as follows:

         4.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the

Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

         4.2 AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which Buyer is a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms. Each Other Agreement to which Buyer is to become a party pursuant to the provisions hereof, when executed and delivered by Buyer, will constitute its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Buyer.

         4.3 NO VIOLATION OF LAWS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which Buyer is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Buyer will: (i) contravene any provision of the Governing Documents of Buyer or (ii) violate any Law or any judgment or order of any Governmental Body to which Buyer is subject. Except for the approval of the transactions contemplated hereby by the boards of directors of Buyer and Buyer's parent corporation, United States Filter Corporation, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer of this Agreement or any of the Other Agreements to which Buyer is or is to become a party pursuant to the provisions hereof or the consummation by Buyer of the transactions contemplated hereby or thereby.

         4.4 NO PENDING LITIGATION OR PROCEEDINGS. No Litigation is pending or, to the knowledge of Buyer, threatened against or affecting Buyer in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer in connection with the transactions contemplated by this Agreement or any Other Agreement to which Buyer is or is to become a party.

         4.5 FINDERS' FEES. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby.

                                    ARTICLE V
                                CERTAIN COVENANTS

         5.1 CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof and until the Closing Date, unless Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, the Company shall, and Shareholder shall cause the Company to, conduct the affairs of the Business as follows:

                  (a) ORDINARY COURSE; COMPLIANCE. The Business shall be conducted only in the ordinary course and consistent with past practice. Shareholder and the Company shall maintain the Business and the Purchased Assets consistent with past practice and shall comply in a timely fashion with the provisions of all Contracts and Permits and all other agreements and commitments. The Company shall use its best efforts to keep the Business organization intact, keep available the services of the Company's present employees and preserve the goodwill of its suppliers, customers and others having business relations with it. The Company shall maintain in full force and effect its policies of insurance disclosed on SCHEDULE 3.19, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

                  (b) PROHIBITED TRANSACTIONS. The Company shall not, without the prior written consent of Buyer:

                           (i)      amend any of its Governing Documents;

                           (ii)     enter into any contract or commitment the
performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice and the total value of which does not exceed $10,000;

                           (iii)    enter into any employment or consulting
contract or arrangement that is not terminable at will and without penalty or continuing obligation;

                           (iv)     fail to pay any Tax or other Liability or
charge when due, other than Liabilities contested in good faith by appropriate proceedings;

                           (v)      incur any debt, Liability or obligation,
other than current Liabilities incurred in the ordinary and usual course of business, or pay any debt, Liability or obligation of any kind other than current Liabilities and current maturities of long term debt;

                           (vi)     mortgage, pledge or otherwise encumber
any Purchased Asset, except in the ordinary and usual course of the Business;

                           (vii)    sell, lease, transfer or dispose of any
Purchased Assets;

                           (viii)   take any action that is reasonably likely
to result in the occurrence of any event described in SECTION 3.7;

                           (ix)     take any action or omit to take any
action that will cause a breach or termination of any Permit or Contract, other than termination by fulfillment of the terms thereunder;

                           (x)      increase any employee's salary, wage,
benefits or bonus, or increase the number of employees of the Company;

                           (xi)     declare or pay any dividend or other
distribution on or with respect to, or redeem or purchase, any shares of its capital stock; or

                           (xii)    enter into any agreement to do any of the
things described in clauses (i) through (xi).

         5.2 ACCESS, INFORMATION AND DOCUMENTS. Shareholder and the Company shall give to Buyer and to Buyer's employees and representatives (including accountants, actuaries, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax Returns, Contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their workpapers concerning the Company) of the Business and shall furnish to Buyer all such documents and copies of documents and all information with respect to the properties, Liabilities and affairs of the Business as Buyer may reasonably request; provided, however, that in conducting its inquiries, Buyer shall not disrupt the Company's operations or communicate with the employees of the Company without the prior approval of Rick Martin.

         5.3      CERTAIN TAX MATTERS.

                  (a) TAX RETURNS. The Company shall prepare and file all Tax Returns (including any amendments thereto) relating to the Company, and with respect to the Purchased Assets, for any taxable period ending on or prior to the Closing Date (a "PRE-CLOSING PERIOD") and shall pay all Taxes with respect thereto. Buyer will cooperate with the Company in the preparation and filing of such Tax Returns and shall grant the Company access to any applicable records and workpapers relating to the Purchased Assets necessary for preparation of the Tax Returns. No new elections or any changes in current elections with respect to Taxes of the Company or affecting the Company shall be made after the date hereof without the prior written consent of Buyer.

                  (b) ASSISTANCE. After the Closing Date, Buyer, the Company and Shareholder shall provide each other with such assistance as may be reasonably requested in connection with the preparation of any income Tax Return, audit or other examination by any taxing authority, or any judicial or administrative proceeding relating to liability for Taxes of the Company. The party requesting assistance hereunder shall reimburse the other parties for reasonable out-of-pocket expenses incurred in providing such assistance.

         5.4 FULFILLMENT OF AGREEMENTS. Each party hereto shall use its best efforts to cause all of those conditions to the obligations of the other parties under ARTICLE VI that are not beyond its reasonable control to be satisfied at or prior to the Closing and shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

         5.5 ASSISTANCE. Buyer, Shareholder and the Company shall cooperate with and assist each other and their authorized representatives in order to provide, to the extent reasonably requested by the other parties, an efficient transfer of the Purchased Assets and to avoid any undue interruption in the activities and operations of the Business following the Closing Date. Shareholder, the Company and Buyer shall provide each other with such assistance as may be reasonably requested in obtaining all approvals and consents of Governmental Bodies required in connection with the consummation of the transactions contemplated by this Agreement and any Other Agreement.

         5.6 SEVERANCE AND TERMINATION PAYMENTS. The Company agrees to pay, perform and discharge any and all severance payments and other Liabilities with respect to employees of the Company that are owed to such employees on or before the Closing Date or that result from the transfer of the Purchased Assets and Assumed Liabilities hereunder or the consummation of the transactions contemplated hereby (including any amounts owed to employees of the Company under any employment or consulting agreements with the Company) and indemnify and hold harmless Buyer and its directors, officers and Affiliates from and against any and all losses, Liabilities, damages, costs and expenses, including reasonable legal fees and disbursements, that any of the aforesaid may suffer or incur by reason of or relating to any Liabilities referred to in this SECTION 5.6.

         5.7 EMPLOYEES OF THE COMPANY. After the Closing, Buyer shall have the right, in its sole discretion, to hire any of the employees of the Company but shall not be obligated to hire any of such employees. With respect to any such employee of the Company hired by Buyer, Buyer does not, by offering such employment, assume any responsibility for or liabilities with respect to such employee prior to Closing or any liability for severance or other benefits owed to such employee by the Company, which shall be paid, satisfied or otherwise discharged by the Company in accordance with the provisions of SECTION 5.6 hereof.

         5.8      CERTAIN TRANSITION MATTERS.

                  (a) COLLECTION OF ACCOUNTS RECEIVABLE. The Company agrees that from and after the Closing, Buyer shall have the right and authority, subject to the provisions of SECTION 2.8 hereof, to collect for Buyer's own account all accounts receivable and other items that shall be transferred to Buyer as provided herein

                  (b) ENDORSEMENT OF CHECKS. From and after the Closing, Buyer shall have the right and authority to retain and endorse without recourse the name of the Company on any check or any other evidences of indebtedness received by Buyer on account of the Business or any Purchased Asset transferred to Buyer hereunder.

                  (c) REMIT FUNDS. After the Closing, the Company shall promptly transfer and deliver to Buyer any cash or other property, if any, that the Company may receive related to the Business or the Purchased Assets.

                  (d) ASSUMED LIABILITIES CONTROLLED BY BUYER. From and after the Closing, Buyer shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any Assumed Liability, and Buyer shall have the right to conduct and control all negotiations and proceedings with respect thereto. The Company shall notify Buyer immediately of any claim made with respect to any Assumed Liability and shall not, except with the prior written consent of Buyer, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liability.

                  (e) INSURANCE. Following the Closing Date, the Company shall, to the extent that coverage under any of the insurance policies extends to include the Business or the Purchased Assets in respect of claims or occurrences prior to the Closing Date, (i) take no action to eliminate or reduce such coverage, other than normal elimination or reduction of coverage as occurs by virtue of the filing of claims in the ordinary course under such insurance policies; (ii) pay when due any premiums under such policies for such periods, including retrospective or retroactive premium adjustments; and
(iii) use its best efforts to assist in filing and processing claims under, and otherwise cooperate with Buyer to allow it in its own name, or on behalf of the Company, to obtain all coverage benefits applicable to the Business or the Purchased Assets under such insurance policies. Any proceeds of insurance paid by an insurer to the Company or Shareholder for claims made in accordance with this Section shall be promptly paid to Buyer.

         5.9      WORKERS' COMPENSATION AND DISABILITY CLAIMS.

                  (a) COMPANY'S LIABILITY. The Company shall remain liable for all Liability for all workers' compensation, disability and occupational diseases of or with respect to all of its employees attributable to injuries, claims, conditions, events and occurrences occurring on or before the Closing Date.

                  (b) BUYER'S LIABILITY. Buyer shall be liable for all Liability for all workers' compensation, disability and occupational diseases of or with respect to all former employees of the Company hired by Buyer attributable to injuries, claims, conditions, events and occurrences first occurring after the Closing Date.

         5.10     COVENANT NOT TO COMPETE.

                  (a) RESTRICTION. From and after the Closing Date, Shareholder shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, executive level employee, stockholder, partner or otherwise with, any entity conducting business under any name confusingly similar to the name of the Company or Buyer (other than the Company or Buyer). For a period of five (5) years from and after the Closing Date, neither the Company nor Shareholder shall, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as an officer, executive level employee, stockholder, partner or otherwise with, any business that at any relevant time during such period engages in the Business in North Carolina, South Carolina, Georgia or Virginia. Ownership of not more than 1% of the outstanding stock of any publicly traded company shall not be a violation of this Section. Notwithstanding anything in this SECTION 5.10, Shareholder shall not be prohibited from making or holding any investment or interest in any portfolio company within any environmental fund owned or managed by Shareholder's subsidiary, Sanders, Morris & Harris, Inc., including, but not limited to,

Environmental Opportunities Fund I and Environmental Opportunities Fund II; provided, however, that any such investment or interest of the Company or Shareholder in any such portfolio company shall be a passive, minority interest not to exceed five percent (5%).

                  (b) NO INTERFERENCE WITH RESTRICTED CUSTOMERS. The Company and Shareholder agree that for a period of five (5) years from and after the Closing Date it will not, directly or indirectly, either:

                           (i)      solicit, divert, take away or accept, or
attempt to solicit, divert, take away or accept, from Buyer the business of any Restricted Customer for any product or service of the Business sold (or offered for sale) during the 12-month period prior to the Closing Date; or

                           (ii)     attempt or seek to cause any Restricted
Customer to refrain, in any respect, from acquiring from or through Buyer any product or service of the Business sold (or offered for sale) during the 12-month period prior to the Closing Date.

"Restricted Customer" means (A) any actual customer to whom goods or services were provided by the Company during the 12-month period prior to the Closing Date and (B) any potential customer whom the Company solicited (or actively considered soliciting) in the operation of the Business during the 12-month period prior to the Closing Date.

                  (c) NO INTERFERENCE WITH EMPLOYEES. Each of the Company and Shareholder agree that for a period of five (5) years from and after the Closing Date it will not, directly or indirectly, request, induce or seek to induce any employee of Buyer to terminate his employment with Buyer or otherwise use the services of any employee employed in the Business, other than any such employee whose employment is terminated by Buyer.

                  (d) ENFORCEMENT. The restrictive covenants contained in this Section are covenants independent of any other provision of this Agreement, and the existence of any claim that Shareholder or the Company may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of these covenants. Shareholder and the Company agree that the remedies of Buyer at law for any breach or threat of breach by Shareholder or the Company of the provisions of this Section will be inadequate and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or in equity. In the event of litigation regarding these covenants not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred in enforcing or defending its rights hereunder. The length of time for which these covenants not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Buyer seeks to enforce these covenants. Should any provision of this Section be adjudged to any extent invalid by any competent tribunal, such provision shall be deemed modified to the extent necessary to make it enforceable.

         5.11 INDEBTEDNESS. Except for customary trade accounts payable incurred in the ordinary course of business, approved by Buyer and fully accrued on the Final Closing Balance Sheet, all third party indebtedness of the Company, and any loans or obligations due to or from Shareholder, shall be repaid in full, or cancelled, by the Company prior to or as of the Closing.

         5.12 NO SOLICITATION. Until such time, if any, as this Agreement is terminated pursuant to ARTICLE VI, Shareholder will not, and will cause the Company and each of its representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transactions involving the sale of the Business, assets (other than in the ordinary course of business), or any of the capital stock of the Company, or any merger, consolidation, business combination or similar transaction involving the Company.

         5.13 CONFIDENTIALITY. Shareholder, the Company and Buyer agree that the terms and conditions of this Agreement are to remain confidential, and no party shall issue any press release, make any announcements to the public or to the employees of the Company or otherwise disclose any terms or conditions hereof except with the prior written consent of the other parties, which shall not be unreasonably withheld, and except to the extent applicable law requires public disclosure (and then prior written notice of such disclosure shall be given to the other parties so that they may seek a protective order or other protective arrangement permitted by applicable law or other similar or appropriate relief). Any party making a disclosure shall undertake in good faith to limit the manner and extent of such disclosure, requiring to the extent practical that the person or entity to whom the disclosure is made maintain the confidentiality of the disclosed terms and conditions to the extent possible.

         5.14 WSACC CONSENT ORDER. Based on meetings between Company and the Waste and Sewer Authority of Cabarrus County ("WSACC"), and that certain letter from WSACC to the Company dated July 9, 2000, relating to the consent decree in effect with respect to the Company, Buyer acknowledges that the Company and Shareholder have fulfilled all of their obligations with respect to negotiations with WSACC relating to compliance with such consent order in the operation of the Business.

         5.15 COLLECTION OF ACCOUNTS RECEIVABLE. During the 120 day period following the Closing Date, Buyer shall use its reasonable best efforts consistent with past practices to collect the accounts receivable of the Company in existence as of the Closing Date. During such period, Buyer shall furnish to Shareholder a report, prepared on a monthly basis, detailing its collection of such accounts receivable and shall notify Shareholder of its intention to turn over any collection efforts for such accounts receivable to a third party in advance of taking such action. In connection with the determination of the Post Closing Purchase Price Adjustment in accordance with SECTION 2.9, Buyer shall have an election to either (a) forego any adjustment based on the failure to collect any specific account receivable of the Company in existence as of the Closing Date and remaining unpaid (and credit the Company for such account receivable as if it had been collected in full for purposes of SECTIONS 2.8 AND 2.9) or (b) transfer any such uncollected accounts receivable of the Company to Shareholder (and receive an adjustment to the net working capital of the Company in accordance with SECTIONS 2.8 AND 2.9). Shareholder shall be entitled to take any actions to collect any accounts receivable transferred to it; provided, that no such efforts by Shareholder or its agents shall unreasonably interfere with the ongoing relationship between Buyer and the customer responsible for such account receivable. To the extent that Shareholder successfully collects any such accounts receivable and the net working capital of the Company is determined to be in excess of $625,000 as of the Closing Date (in accordance with SECTION 2.8), Shareholder shall pay to Buyer 50% of the amounts so collected.

                                   ARTICLE VI
                       CONDITIONS TO CLOSING; TERMINATION

         6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer at its sole option:

                  (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Shareholder and the Company contained in this Agreement that are qualified as to materiality shall be true and correct, and all such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Each of Shareholder and the Company shall have performed in all respects all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them at or before the Closing.

                  (b) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Buyer's ownership of the Purchased Assets or assumption of the Assumed Liabilities, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

                  (c) NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or the Purchased Assets (taken as a whole), or the results of operations, Liabilities, commercial relationships, prospects or condition, financial or otherwise, of the Company.

                  (d) COMPLIANCE WITH ENVIRONMENTAL LAWS. Buyer shall have obtained satisfactory assurances from Shareholder and the Company that all matters relating to compliance with Environmental Laws by the Company or any Related Party have been resolved, attended to or otherwise addressed so that the Company is in compliance with all applicable Environmental Laws prior to the Closing Date.

                  (e) CLOSING CERTIFICATE. Shareholder and the Company shall have delivered a certificate, dated the Closing Date, in such detail as Buyer shall reasonably request, certifying to the fulfillment of the conditions set forth in subparagraphs (a), (b), (c) and (d) of this SECTION
6.1. Such certificate shall constitute a representation and warranty of Shareholder and the Company with regard to the matters therein for purposes of this Agreement.

                  (f) CLOSING DOCUMENTS. Buyer shall have received the other documents referred to in SECTION 6.3. All agreements, certificates, opinions and other documents delivered by Shareholder or the Company to Buyer hereunder shall be in form and substance satisfactory to Buyer.

                  (g) OTHER ASSESSMENTS AND REVIEWS. Buyer shall be satisfied with all matters relating to the Company and the Purchased Assets, including without limitation, all contracts, agreements, warranties, leases, licenses, properties and Permits, (ii) all of the Company's books and records and (iii) the environmental condition of the Real Property.

                  (h) CONSENTS. Shareholder or the Company shall have received the consents, approvals and actions of the Persons referred to in
SECTION 3.4.

                  (i) LOANS AND OTHER OBLIGATIONS. Except for customary trade accounts payable incurred in the ordinary course of business, approved by Buyer and fully accrued on the Final Closing Balance Sheet, all third party indebtedness of the Company, and any loans or obligations due to or from Shareholder, shall be repaid in full or canceled by the Company at or as of the Closing.

                  (j) BOARD APPROVALS. Buyer shall have received approval for the transactions contemplated hereby from its Board of Directors and from the Board of Directors of its parent corporation, United States Filter Corporation.

                  (k) SPILL RESULTS. Buyer shall be satisfied that no further action is required of the Company with respect to the spill that occurred on May 30, 2000 in order to remediate the affected portions of the Real Property or the real property of any other Person.

         6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDER AND THE COMPANY. The obligation of Shareholder and the Company to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Shareholder and the Company, at the sole option of such parties:

                  (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct, and all such representations and warranties that are not qualified as to materiality shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Buyer shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

                  (b) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby.

                  (c) CLOSING CERTIFICATE. Buyer shall have delivered a certificate, dated the Closing Date, in such detail as the Company shall reasonably request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this SECTION 6.2. Such certificate shall constitute a representation and warranty of Buyer with regard to the matters therein for purposes of this Agreement.

                  (d) CLOSING DOCUMENTS. The Company shall have received the other documents referred to in SECTION 6.4. All agreements, certificates, opinions and other documents delivered by Buyer to the Company hereunder shall be in form and substance satisfactory to counsel for the Company, in the exercise of such counsel's reasonable professional judgment.

         6.3 DELIVERIES AT THE CLOSING BY SHAREHOLDER AND THE COMPANY. Shareholder and the Company shall deliver or cause to be delivered to Buyer at the Closing:

                  (a) A bill of sale and instrument of assignment for the Purchased Assets, in a form acceptable to Buyer, duly executed by the Company.

                  (b) A general warranty deed to all Real Property included in the Purchased Assets, in a form acceptable to Buyer, duly executed by the Company.

                  (c) Assignments of all transferable or assignable licenses, Permits and warranties relating to the Purchased Assets and of any trademarks, trade names, patents, patent applications and other Intellectual Property, in forms acceptable to Buyer, duly executed by the Company.

                  (d) Title certificates to any motor vehicles included in the Purchased Assets, duly executed by the Company (together with any other transfer forms necessary to transfer title to such vehicles).

                  (e) A certificate of the appropriate public official to the effect that the Company is a validly existing corporation in good standing in the State of Delaware and in each other jurisdiction in which it is qualified to do business, as of a date not more than ten (10) days prior to the Closing Date.

                  (f) An incumbency and specimen signature certificate, dated the Closing Date, signed by the officers of the Company and certified by its Secretary.

                  (g) True and correct copies of (i) the Governing Documents (other than the bylaws) of the Company as of a date not more than ten (10) days prior to the Closing Date, certified by the Secretary of State of Delaware and (ii) the bylaws of the Company as of the Closing Date, certified by the Secretary of the Company.

                  (h) A certificate of the Secretary of the Company (i) setting forth all resolutions of the Board of Directors and shareholder of the Company, authorizing the execution and delivery of this Agreement and the performance by the Company of the transactions contemplated hereby, and (ii) certifying that the Governing Documents of the Company, delivered pursuant to
SECTION 6.3(g), were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

                  (i) The opinion of Hunton & Williams, legal counsel to Shareholder and the Company, in substantially the form of EXHIBIT B.

                  (j) General Releases executed by the Company and Shareholder, releasing all Liability of the Business to it and any claim that it may have against the Business or any Purchased Asset.

                  (k) Such other agreements and documents as Buyer may reasonably request.

         6.4 DELIVERIES AT THE CLOSING BY BUYER. Buyer shall deliver or cause to be delivered to the Company at the Closing:

                  (a) An Assumption Agreement with respect to the Assumed Liabilities.

                  (b) A Certificate of the appropriate public official to the effect that Buyer is a validly existing corporation in the State of Delaware as of a date not more than ten (10) days prior to the Closing Date.

                  (c) A certificate of the Secretary of each of Buyer and United States Filter Corporation, setting forth the resolutions of the respective Board of Directors, authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated hereby.

                  (d)      The Purchase Price.

                  (e) Such other agreements and documents as the Company may reasonably request.

         6.5      TERMINATION.

                  (a) TERMINATION. This Agreement may be terminated at any time prior to Closing by: (i) mutual consent of Buyer and the Company;
(ii) Buyer, if any of the conditions specified in SECTION 6.1 hereof shall not have been fulfilled by July 16, 2000 and shall not have been waived by Buyer; (iii) the Company, if any of the conditions specified in SECTION 6.2 hereof shall not have been fulfilled by July 16, 2000 and shall not have been waived by the Company. In the event of termination of this Agreement by either Buyer or the Company, pursuant to clause (ii) or (iii) of the immediately preceding sentence, Buyer, on the one hand, and the Company, on the other hand, shall be liable to the other for any breach hereof by such party, which breach led to such termination, and the rights and obligations of the parties set forth in SECTIONS 7.2, 7.3 AND 8.1 shall survive such termination. Buyer and the Company shall also be entitled to seek any other remedy to which such parties may be entitled at law or in equity in the event of such termination, which remedies shall include injunctive relief and specific performance. Notwithstanding the foregoing, in the event that this Agreement is terminated by a party hereto pursuant to clause (ii) or (iii) of the first sentence of this Section solely as a result of a breach by the other party hereto of a representation or warranty of such other party as of a date after the date of this Agreement, which breach could not have been reasonably anticipated by such other party and was beyond the reasonable control of such other party, then the remedy of the party terminating this Agreement shall be limited solely to recovery of all of such party's costs and expenses incurred in connection herewith.

                  (b) CASUALTY DAMAGE. Notwithstanding anything else herein to the contrary, if prior to Closing, the Purchased Assets (or any portion thereof) are damaged by fire or any other cause, for which the reasonable estimate of the immediate repair is more than $25,000, Buyer at its sole option, which may be exercised by written notice given to the Company within thirty (30) business days after Buyer's receipt of notice of such loss, may declare this Agreement null and void, or Buyer may close subject to reduction of the Purchase Price by the amount of any applicable insurance deductible paid by Buyer and assignment to Buyer of the proceeds from any insurance carried by Shareholder or the Company covering such loss. If prior to Closing the Business is damaged by fire or any other cause, for which the reasonable estimate of the repair is $25,000 or less, such event shall not excuse Buyer from its obligations under this Agreement, but the Purchase Price shall be reduced by the amount of any applicable insurance deductible paid by Buyer and assignment to Buyer of the proceeds from any insurance carried by Shareholder or the Company covering such loss. Nothing contained in this SECTION 6.5(b) shall be deemed to abrogate or limit in any manner any of the representations, warranties, covenants and agreements made by Shareholder or the Company under this Agreement, nor any of Buyer's remedies with respect to the breach of any such representations, warranties, covenants or agreements by Company or Shareholder.

                                   ARTICLE VII
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         7.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing. The representations and warranties set forth in ARTICLES III and IV are cumulative, and any limitation or qualification set forth in any one representation and warranty herein shall not limit or qualify any other representation and warranty herein.

         7.2 INDEMNIFICATION BY THE COMPANY AND THE SHAREHOLDER. Notwithstanding any term in this Agreement to the contrary, the Company and the Shareholder shall, jointly and severally, indemnify, defend, save and hold harmless Buyer and its officers, directors, employees, agents and Affiliates (collectively, "BUYER INDEMNITEES") from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not the underlying demands, claims, allegations, etc., of third parties are meritorious; collectively, "BUYER DAMAGES") asserted against, imposed upon, resulting to, required to be paid or incurred by any Buyer Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for (i) a breach of any representation or warranty made by Shareholder or the Company in this Agreement, in any certificate or document furnished pursuant hereto by Shareholder or the Company or in any Other Agreement to which Shareholder or the Company, or either of them, is or is to become a party, (ii) a breach or nonfulfillment of any covenant or agreement made by Shareholder or the Company in or pursuant to this Agreement or in any Other Agreement to which Shareholder or the Company, or either of them, is or is to become a party,
(iii) any Retained Liability, (iv) noncompliance with or a violation prior to Closing of and any Buyer Damages with respect to Environmental Laws, which noncompliance, violation or other condition relates to or affects the Real Property, (v) any noncompliance with or a violation prior to Closing of and any Buyer Damages with respect to Environmental Laws, other than such noncompliance or violation relating to the Real Property, (vi) any liability or obligation owed to third parties, including without limitation any Governmental Body, as a result of the oil spill that occurred on May 30, 2000 including any liability for cleanup or remediation of any areas or equipment affected thereby, (vii) any liability under any warranty (express or implied), guarantee or other similar promise, or any contract or agreement given, issued, made or entered into by the Company on or before the Closing Date, or implied with respect to any such warranty, guarantee, contract or agreement, and/or (viii) any Liability (other than Assumed Liabilities) of the Business existing on the Closing Date or arising out of any transaction entered into prior to the Closing Date. The Company and Shareholder shall be responsible for the indemnification provided for herein jointly and severally.

         7.3 INDEMNIFICATION BY BUYER. Buyer shall indemnify, defend, save and hold harmless Shareholder and the Company and their respective agents, representatives, successors and permitted assigns (collectively, "SHAREHOLDER INDEMNITEES") from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing, whether or not the underlying demands, claims, actions, etc., of third parties are meritorious; collectively, "SHAREHOLDER DAMAGES") asserted against, imposed upon, resulting to, required to be paid or incurred by any Shareholder Indemnitees, directly or indirectly, in connection with, arising out of, which could result in, or which would not have occurred but for, (i) a breach of any representation or warranty made by Buyer in this Agreement or in any certificate or document furnished pursuant hereto by Buyer or in any Other Agreement to which Buyer is a party, (ii) a breach or nonfulfillment of any covenant or agreement made by Buyer in or pursuant to this Agreement or in any Other Agreement to which Buyer is a party, (iii) any Assumed Liability or
(iv) any claim related to Buyer's operation of the Business following the Closing except as related to breaches of representations or covenants of Company or Shareholder.

         7.4 LIMITATION OF LIABILITY. Notwithstanding the foregoing, the indemnification obligations of the parties pursuant to this ARTICLE VII shall be subject to the following limitations:

                  (a) THRESHOLD. No indemnification shall be made under clause (i) of SECTION 7.2 or clause (i) of SECTION 7.3 until Damages in the aggregate reach $25,000 in which event Buyer, or the Company and Shareholder, as applicable, shall be entitled to the full amount of such Damages, subject to SECTION 7.4(b) and the exceptions thereto.

                  (b) CEILING. No indemnification shall be made under clause (i) or clause (iv) of SECTION 7.2 or clause (i) of SECTION 7.3 to the extent that Damages exceed $2,199,420.

                  (c) TIME PERIOD. An Indemnifying Party shall be obligated to indemnify an Indemnified Party by virtue of clauses (i), (ii) (with respect to SECTIONS 5.1 and 5.12 only) or (iv) of SECTION 7.2 or clause
(i) of SECTION 7.3 only for those Damages as to which the Indemnified Party has given the Indemnifying Party written notice thereof within 18 months after the Closing Date; PROVIDED, HOWEVER, that with respect to any claim for Damages sustained by reason of a breach of any representation or warranty relating to those matters governed by SECTIONS 3.8 OR 3.21, the liability of the Company and Shareholder shall be limited to Buyer Damages as to which such written notice shall have been given within the period of the applicable federal and state statutes of limitations related to such matters; and FURTHER PROVIDED, that with respect to any claim for Damages sustained by reason of (i) fraud, (ii) the breach of any representation or warranty contained in ARTICLE III herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of fact or omitted to state a fact necessary to make the statements of facts contained therein not misleading, or (iii) a breach of any representation or warranty relating to those matters governed by SECTIONS 3.1, 3.2, 3.3, 3.11 (AS TO TITLE), 3.15 (AS TO TITLE), 3.20 (AS TO TITLE) OR 3.22 (AS TO REPRESENTATIONS AND WARRANTIES THAT DO NOT RELATE TO THE REAL PROPERTY), the liability of the Company and Shareholder shall not be limited as to time.

                  (d) FRAUD; INTENTIONAL MISREPRESENTATION. The limitations set forth in SECTION 7.4(a) AND (b) shall not apply to Damages arising out of (i) fraud, (ii) the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to state a fact necessary to make the statements of facts contained therein not misleading, or (iv) the breach by the Company or Shareholder of the representations and warranties set out in SECTIONS 3.1, 3.2, 3.3, 3.8, 3.11 (AS TO TITLE), 3.15 (AS TO TITLE), 3.20
(AS TO TITLE), 3.21 OR 3.22 (AS TO REPRESENTATIONS AND WARRANTIES THAT DO NOT RELATE TO THE REAL PROPERTY).

                  (e) SERVICE ITEMS. Buyer and the Company acknowledge and agree that the items listed on SCHEDULE 7.4(e) shall not be the subject of any claim for Buyer Damages hereunder or any other claim by Buyer under this ARTICLE VII.

         7.5 NOTICE OF CLAIMS. If any Buyer Indemnitee or Shareholder Indemnitee (an "INDEMNIFIED PARTY") believes that it has suffered or incurred or will suffer or incur any Damages for which it is entitled to indemnification under this ARTICLE VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "INDEMNIFYING PARTY") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which an Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this ARTICLE VII or otherwise except to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnifying Party.

         7.6 THIRD PARTY CLAIMS. The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit that it agrees in writing is subject in full to indemnification pursuant to the terms of this ARTICLE VII, and the Indemnifying Party may compromise or settle the same; provided, that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. The Indemnifying Party shall permit the Indemnified Party to participate in the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party undertakes to conduct and control the conduct and settlement of such action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; (ii) the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party; and (iii) the Indemnifying Party shall not consent to any settlement for any amount greater than the total amount that would be available to the Indemnified Party pursuant to a valid claim for indemnification under the terms of this Agreement. To the extent the Indemnifying Party does not agree in writing to conduct or control the conduct and defense of any third party claim, action or suit within a reasonable period of time following receipt of notice thereof or in any event within five (5) days after receipt of such notice, and the Indemnified Party defends against or otherwise conducts such action, suit or claim, the Indemnified Party may retain counsel and control, defend against, negotiate, settle or otherwise deal with such proceeding, claim or demand. The costs of the Indemnified Party in undertaking such actions shall be included in the indemnification obligation of the Indemnifying Party.

         7.7 SECURITY DEPOSIT. In order to secure the obligations of the Company and Shareholder under this Agreement, including, without limitation, those set forth in SECTION 7.2, as well as payment of any Post-Closing Purchase Price Adjustment and any other obligations of the Company and Shareholder under this Agreement, Buyer shall be entitled to retain as a security deposit (the "SECURITY DEPOSIT") for the benefit of Buyer Indemnitees for a one (1) year period commencing on the Closing Date (the "HOLDBACK PERIOD") or as otherwise specified in SECTION 7.7(c) below, cash in an amount equal to $566,570 (the "SECURITY ACCOUNT"), subject to the provisions of this SECTION 7.7. The Company shall be entitled to payment from Buyer of interest on the Security Deposit at a rate equal to 6.0% per annum.

                  (a) WITHDRAWALS. Except with respect to withdrawals governed by SECTION 7.7(c) below, Buyer may withdraw from the Security Account any Buyer Damages for which the Company or Shareholder may be responsible pursuant to this Agreement, subject to the following terms and conditions:

                           (i) Buyer shall give written notice to the Company and Shareholder of any claim against them, which notice shall set forth the Damages that Buyer claims to have sustained by reason thereof;

                           (ii) if within fifteen (15) days of the date that any notice of Buyer Damages is delivered to the Company and Shareholder, the Company and Shareholder (acting jointly), have failed to notify Buyer in writing of a dispute with such Claim of Buyer in accordance with SECTION 7.7(a)(iii) below, Buyer shall be entitled to withdraw such amount from the Security Account. In the event the Company and Shareholder (acting jointly) deliver a notice of contest, withdrawal may be effected by Buyer only upon the subsequent written agreement of Buyer and the Company or after the Company or Shareholder is adjudicated by an arbitrator in accordance with
                  SECTION 7.7(a)(iii) below to have breached this Agreement or any indemnification obligation owed to Buyer hereunder; and

                           (iii) if a claim by any Buyer Indemnitee is contested, the Company and Shareholder (acting jointly) shall notify Buyer in writing within fifteen (15) days from the date of such notice from Buyer Indemnitee of a claim (the "NOTICE OF CONTEST PERIOD") of an intention to dispute the claim. If such dispute is not resolved within 15 days after such notice is given (the "RESOLUTION PERIOD"), then such dispute shall be resolved by an arbitrator, who shall be appointed within 30 days after the expiration of the Resolution Period. Any such arbitration shall be conducted in accordance with the provisions of SECTION 8.8 hereof.

                  (b) DISTRIBUTION. Except with respect to amounts properly withdrawn by Buyer pursuant to the foregoing right of withdrawal and amounts properly withdrawn pursuant to

SECTION 7.7(c) below, Buyer agrees to pay to the Company the Security Deposit in the manner specified herein upon the expiration of one (1) year following the Closing Date, unless there then remains unresolved any claim as to which notice has been timely given as provided in this SECTION 7.7. In such event, any sums remaining on deposit after such claim shall have been satisfied shall be returned to the Company after the time of satisfaction.

                  (c) POST-CLOSING PURCHASE PRICE ADJUSTMENT. Upon a determination by the parties that the Purchase Price shall be adjusted downward in accordance with the provisions of SECTION 2.8 of this Agreement, Buyer shall be entitled to withdraw from the Security Account the amount of such Post Closing Purchase Price Adjustment. To the extent the amount of such adjustment is less than $200,000, an amount equal to the difference between the Post Closing Purchase Price Adjustment and $200,000 shall be released to the Company from the Security Account immediately upon Buyer's receipt of payment of the Post Closing Purchase Price Adjustment.

         7.8 PAYMENT. Without limiting the indemnification obligations of Shareholder and the Company hereunder, all indemnification payments under this ARTICLE VII not covered by the Security Deposit shall be made promptly by the Company and the Shareholder in cash.

         7.9 CLAIMS NET OF INSURANCE BENEFITS. Any claim for Damages subject to indemnification or reimbursement under SECTION 7.2 shall be net of any insurance proceeds received by Buyer Indemnitees; provided, however, that Buyer shall not be obligated to pursue any recovery pursuant to any policy of insurance prior to making a claim for indemnification under this ARTICLE VII.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.1 COSTS AND EXPENSES. Subject to SECTIONS 8.8 AND 8.10, Buyer, the Company and the Shareholder shall each pay their respective expenses, brokers' fees and commissions. All transfer taxes incurred as a result of the transfer of the Purchased Assets shall be paid by the Company.

         8.2 FURTHER ASSURANCES. The Company and the Shareholder shall, at any time and from time to time on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Purchased Assets to Buyer.

         8.3 NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made (i) the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid; (ii) upon delivery, if sent by hand delivery; (iii) upon delivery, if sent by prepaid courier, with a record of receipt; or (iv) the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

                  (i)      if to Buyer, to:
                           U.S. Filter Recovery Services (Mid-Atlantic), Inc. c/o United States Filter Corporation
                           55 Shuman Boulevard
                           Naperville, Illinois 60563
                           Attention: General Counsel
                           Telecopy: (630) 717-4594

                           with a required copy to:

                           Sutherland Asbill & Brennan LLP
                           999 Peachtree Street, N.E.
                           Atlanta, Georgia 30309
                           Attention: Mark D. Wasserman, Esq.
                           Telecopy: (404) 853-8806

                  (ii)     if to the Company or Shareholder, to:
                           Pinnacle Global Group, Inc.
                           5599 San Felipe, Suite 555
                           Houston, Texas  77056
                           Attention:  Donald R. Campbell
                           Telecopy:  (713) 993-4611

                           with a required copy to:

                           Hunton & Williams
                           Bank of America Plaza, Suite 3500
                           101 South Tryon Street
                           Charlotte, North Carolina 28280
                           Attention: Steven W. Morris
                           Telecopy: (704) 378-4890

Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice to the other parties hereto in conformity with the foregoing.

         8.4 OFFSET; ASSIGNMENT; GOVERNING LAW. Buyer shall be entitled to offset against or recoup from any amounts due from Buyer to the Company or Shareholder hereunder or under any Other Agreement any obligations of the Company or Shareholder to Buyer hereunder or under any Other Agreement that have been finally agreed upon or adjudicated/arbitrated as provided herein. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyer may make assignments to any Affiliate of Buyer. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina without regard to its conflict of law doctrines.

         8.5 AMENDMENT AND WAIVER; CUMULATIVE EFFECT. To be effective, any amendment or waiver under this Agreement must be in writing and signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

         8.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Schedules and Exhibits hereto set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of SECTIONS
7.2 AND 7.3 relating to Buyer Indemnitees and Shareholder Indemnitees.

         8.7 SEVERABILITY. Subject to the provisions of SECTION 5.10, if any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

         8.8 GOOD FAITH EFFORTS TO SETTLE DISPUTES; ARBITRATION. Buyer, the Company and Shareholder agree that, prior to commencing any litigation against another party concerning any matter with respect to which a dispute exists in connection with this Agreement or any Other Agreement (including, without limitation, any matter with respect to which a party intends to claim a right of indemnification under ARTICLE VII), representatives of such parties having requisite authority shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute. In the event that the parties are unable to resolve the matter or matters in dispute amicably within thirty (30) days after giving notice of the dispute to the other parties, the parties shall submit all matters still in dispute to mediation by a mediator at a venue chosen by the parties. If the venue for mediation is not chosen within forty (40) days after delivery of the notice of dispute, the mediation shall be held in Charlotte, North Carolina. If the mediator is not selected within forty (40) days after delivery of the notice of dispute, the mediator shall be chosen by the American Arbitration Association ("AAA") of the applicable venue, and the mediator to be appointed by the AAA shall be a lawyer, judge or retired judge who has conducted at least three commercial mediations in the preceding three year period and who has practiced law in or presided over at least three cases or mediations in the area of mergers and acquisitions. The mediation shall be conducted under such procedures as the parties may agree, or, failing such agreement, under the Commercial Mediation Rules of the AAA. All costs and expenses of mediation (including the reasonable attorneys fees of the prevailing party) shall be paid by the non-prevailing party. In the event that the parties are unable to resolve the matter or matters in dispute through mediation, the parties shall submit all matters still in dispute to arbitration. The venue for arbitration shall be agreed upon by the parties, or failing such agreement, shall be held in Charlotte, North Carolina. Shareholder and the Company shall select an arbitrator and Buyer shall select an arbitrator and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators shall be final and binding on the parties. The arbitration shall be conducted under such procedures as the parties may agree or, failing such agreement, under the arbitration rules of the AAA. All costs and expenses of arbitration (including the reasonable attorneys fees of the prevailing party) shall be paid by the non-prevailing party.

         8.9 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be deemed one and the same instrument.

         8.10 ATTORNEYS' FEES. If either party commences or is made a party to an action or proceeding to enforce or interpret this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the other party all attorneys' fees, costs and expenses incurred in connection with such action or proceeding or any appeal or enforcement of any judgment obtained in such action or proceeding.

         8.11 BULK SALES. The parties hereto waive compliance with the provisions of any bulk sales law applicable to the transactions contemplated hereby, and, notwithstanding any provision in this Agreement to the contrary, the Company and the Shareholder hereby agree to hold Buyer harmless from and against all claims asserted against the Purchased Assets or Buyer pursuant to such bulk sales laws.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                  BUYER:

                                  U.S. FILTER RECOVERY SERVICES
                                  (MID-ATLANTIC), INC.


                                  By: /s/   Michael Togneri
                                     ------------------------------------------
                                      Michael Togneri
                                      President


                                  THE COMPANY:

                                  ENERGY RECOVERY RESOURCES, INC.


                                  By: /s/  Donald R. Campbell
                                     ------------------------------------------
                                      Donald R. Campbell
                                      Chief Executive Officer


                                  PINNACLE:

                                  PINNACLE GLOBAL GROUP, INC.


                                  By: /s/  Donald R. Campbell
                                     ------------------------------------------
                                      Donald R. Campbell
                                      Vice Chairman


                                  TEI:

                                  TEI, INC.


                                  By: /s/  Donald R. Campbell
                                     ------------------------------------------
                                      Donald R. Campbell
                                      Chief Executive Officer


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